UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 26, 2009

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Commission File No.: 001-33182	75-2880496 (IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02               Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2009, Heelys, Inc. (the “Company”) received a letter from Roger R. Adams in which he resigned his position as a member of the board of directors of the Company (the “Board”) effective immediately and announced that he would not stand for reelection to the Board at the annual meeting of the Company’s stockholders scheduled for Friday, May 29, 2009 (the “Annual Meeting”).  A copy of Mr. Adams’ resignation letter is attached as Exhibit 99.1.

On May 27, 2009, the Company received a letter from Richard E. Middlekauff, Mr. Adams’ first cousin, in which he too resigned his position as a member of the Board effective immediately and announced he would not stand for reelection to the Board at the Annual Meeting.  A copy of Mr. Middlekauff’s resignation letter is attached as Exhibit 99.2.  Mr. Middlekauff was a member of the Company’s Audit Committee and Compensation Committee.

The Company believes that Messrs. Adams and Middlekauff resigned from the Board because they disagreed with certain of the Board’s activities and determinations within the last 12 months, most notably, the Board’s determination that it was in the best interest of the Company and its stockholders to terminate discussions relating to a potential sale of the Company and to instead focus on the Company’s continued growth and operation as an independent company.

The Board disagrees with the allegations made in the resignation letters. The Board believes that the allegations or disagreements with the Board expressed in the resignation letters are motivated primarily by the strong personal interest of Mr. Adams and Mr. Middlekauff to liquidate all or a significant portion of their respective shares of the Company, rather than their purported focus on the long-term best interests of the Company and its stockholders.

Contrary to the resignation letters, the Board strongly believes that it has fulfilled its fiduciary obligations to all Heelys’ stockholders, including Messrs. Adams and Middlekauff, who are also two of the Company’s principal stockholders.

The Board has discussed and considered various strategic alternatives for the Company, including a share repurchase program and potential sale of the Company, within the last 12 months.  The Board received and considered unsolicited indications of interest from Skechers USA Inc. and a small number of indications of interest, solicited through an investment banking firm engaged by the Board, during that time. Contrary to the statements or suggestions in the resignation letters, however, the Board did not receive any “offers” to acquire the Company.  All of the indications of interest were at best preliminary, subject to due diligence and other significant conditions or contingencies. With the sole exception of Messrs. Adams and Middlekauff, all of the Board members, including those who have no other relationship with Capital Southwest Venture Corporation or Capital Southwest Corporation, ultimately determined that the best interests of the Company and its stockholders would be for the Company not to pursue any of those indications of interest, but instead to maintain the Company’s independence, enhance the Company’s management team with consumer product expertise and focus on the Company’s core products and operations.

The Board believes that, in the exercise of due care and undivided loyalty to the Company and all of its stockholders, it is now appropriate to pursue the previously announced actions to execute its current business plan, with the intent to increase long-term value for the Company and all of its stockholders.

In light of the decisions of Messrs. Adams and Middlekauff not to stand for reelection at the Annual Meeting, and the conditions in the Company’s By-Laws regarding nominations of directors, the Annual Meeting will now include the election of only six directors.  Proxies already submitted for the Annual Meeting will remain effective subject to their terms, but any votes, by proxy or otherwise, in favor of the election of Mr. Adams or Mr. Middlekauff  at the Annual Meeting will be ineffective and disregarded. The two vacancies on the Board will be addressed by the Board after the Annual Meeting. The vacancies on the Audit Committee and the Compensation Committee resulting from Mr. Middlekauff’s decision will also be subsequently addressed by the Board.

Item 9.01                Financial Statements and Exhibits.

(d)                                                         Exhibits.

99.1         Resignation Letter of Roger R. Adams, dated May 26, 2009.

99.2         Resignation Letter of Richard E. Middlekauff, dated May 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: May 28, 2009	By:	/s/ Michael W. Hessong
Michael W. Hessong
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Resignation Letter of Roger R. Adams, dated May 26, 2009.

99.2	Resignation Letter of Richard E. Middlekauff, dated May 27, 2009.